Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF EVOLV

You should read the following discussion and analysis of Evolv’s financial condition and results of operations together with our consolidated financial statements and the related notes appearing at Exhibit 99.3 of this Current Report on Form 8-K/A (the “Form 8-K/A”) filed with the Securities and Exchange Commission (the “SEC”) . Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to Evolv’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of the proxy statement/prospectus filed with the SEC on June 9, 2021, with the SEC, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

Evolv Technologies, Inc. (“we”, “our”, or “Evolv”) is the global leader in SaaS-based weapons detection security screening. Unlike conventional walk-through metal detectors, our products use advanced sensors, artificial intelligence software, and cloud services to reliably detect guns, improvised explosives, and large knives while ignoring harmless items like phones and keys. This not only enhances security at venues and facilities but also improves the visitor experience by making screening up to ten times faster than alternatives at up to 70% lower total cost.

Our products have screened over 75 million people worldwide. We believe that we have screened more people through advanced systems than any organization other than the United States Transportation Security Administration (“TSA”). Our customers include many iconic venues across a wide variety of industries including major sports teams, notable performing arts and entertainment venues, major tourist destinations and cultural attractions, large industrial workplaces, large school districts, and prominent houses of worship. We primarily offer our products under a multi-year security-as-a-service subscription pricing model that delivers ongoing value to customers, generates predictable revenue and creates expansion and upsell opportunities.

Our mission is to make the world a safer and more enjoyable place to live, work, study, and play. We are focused on delivering value in the spaces in and around the physical threshold of large venues and facilities. We believe that digitally transforming the threshold experience is one of the most exciting innovation opportunities of our time. We believe that our ongoing innovations will not only make venues and facilities safer and more and more enjoyable, but also more efficient and profitable.

Touchless security screening represents a paradigm shift for the security screening market which, according to our estimates, is currently a $20 billion market opportunity. Touchless security screening is a radical change from conventional security screening processes that primarily rely on walk-through metal detectors based on core technology that was invented in the nineteenth century. This conventional approach presents numerous operational problems and hidden costs including a high number of nuisance alarms due to the inability to distinguish weapons from harmless items. These frequent nuisance alarms require resolution using manual bag checks and pat downs that are error-prone, labor cost-intensive, and unpleasant for visitors. This creates long wait times, dangerous crowding, and numerous opportunities for weapons to slip through. The result is reduced security, frustrated visitors, and acutely stressful working conditions for employees.

By allowing visitors to walk through at a normal pace with their bags in hand and without emptying their pockets, Evolv products significantly accelerate the security screening process while also reducing the number of nuisance alarms to a level that allows guards to focus their attention on real threats. We believe there is significant demand for touchless security screening in venues and facilities that currently use slower, more invasive conventional metal detector screening. We also believe there is additional opportunity in venues and facilities that have not previously adopted weapon screening because of the limitations of conventional screening. Our technology is designed to allow these venues and facilities to successfully deploy security screening for the first time.

Our potential to develop this significant opportunity is rooted in our deep domain experience and commitment to research and development. Our engineering efforts are led by a team of seasoned experts in physics, electronics, and software development. Since our founding in July 2013, we have invested significant resources in developing an extensive portfolio of proprietary and differentiated technologies, with a focus on making security screening more precise, much faster, and far less labor intensive. Our products, which incorporate these technologies, offer several key advantages over conventional alternatives.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products. We generated revenue of $4.5 million and $0.6 million for the three months ended June 30, 2021, and 2020, and $8.5 million and $1.3 million for the six months ended June 30, 2021, and 2020, respectively, and incurred net losses of $22.4 million and $5.1 million, and $36.1 million and $11.5 million for those same periods. We expect to continue to incur net losses as we focus on growing commercial sales of our products in both the United States and international markets, including growing our sales and marketing teams, scaling our manufacturing operations, and continuing research and development efforts to develop new products and further enhance our existing products. Further, following the closing of this merger, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with product development and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. In July 2021, the Company received gross proceeds of $300.0 million from its PIPE Investment. However, we may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See “Liquidity and Capital Resources.”

Recent Developments

NewHold Investment Corporation Merger

On March 5, 2021, Evolv entered into the Merger Agreement with NewHold Investment Corporation (“NHIC”), a special purpose acquisition company and NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”). The terms of the Merger Agreement provided that effective at the time of the Business Combination, Merger Sub merged with and into Evolv (the “Combined Company”), which will survive the merger as a wholly-owned subsidiary. Upon the closing of the Business Combination, NHIC will change its name to Evolv Technologies Holdings, Inc. and its warrants continuing to be listed on NASDAQ under the symbol “EVLVW”. Cash proceeds of the Business Combination will be funded through a combination of NHIC $166.6 million of cash held in trust, net of redemptions of $87.6 million, and $300.0 million in aggregate gross proceeds to Evolv from the Private Investment in Public Equity (“PIPE”). The Combined Company’s cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of our product development efforts. The Combined Company also intends to use the proceeds to acquire other companies or technologies in the security screening industry. However, there are no current definitive plans to engage in any acquisitive transactions.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles. Evolv has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Evolv shareholders have a majority of the voting power in the Combined Company;

•        Evolv has the ability to appoint a majority of the board of directors of the Combined Company;

•        Evolv’s existing management comprises the management of the Combined Company;

•        Evolv comprises the ongoing operations of the Combined Company;

•        Evolv is the larger entity based on historical revenues and business operations; and

•        The Combined Company assumed Evolv’s name.

Under this method of accounting, NHIC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of the Combined Company issuing stock for the net assets of NHIC, accompanied by a recapitalization, and the historical financial statements of Evolv became the historical financial statements of the Combined Company upon the closing of the Business Combination.

On June 5, 2021, the Company entered into an amendment to the Merger Agreement (as so amended, the “Amended Merger Agreement”). Immediately prior to the effective time of the Amended Merger Agreement, each of the outstanding common stock warrants, other than the 2021 Finback Common Stock Warrants, shall either be exercised in full on a cash or cashless basis or terminated without exercise and each outstanding RSU, whether vested or unvested, shall be converted into an RSU of the parent company or the right to receive a number of earn-out shares.

Immediately prior to the effective timing of the closing of the Merger, the Company adopted the 2021 Incentive Plan (“2021 Plan”) and 2021 Employee Stock Purchase Plan (“2021 ESPP”). The 2021 Plan shall provide an initial aggregate share reserve equal to 9.53% of the number of shares of common stock. The 2021 ESPP shall provide an initial aggregate share reserve equal to 1.5% of the number of shares of common stock.

On July 16, 2021, the parties consummated the Business Combination. In connection with the Closing, the Company changed its name from NewHold Investment Corp. to Evolv Technologies Holdings, Inc.

Holders of 8,755,987 shares of NHIC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from NHIC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $87.6 million in the aggregate.

In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “PIPE Investment”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and NHIC has agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million. The obligations to consummate the transactions contemplated by the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. In July 2021, the Company closed the PIPE Investment.

As a result of the Business Combination, each share of Legacy Evolv preferred stock and common stock was converted into the right to receive approximately 0.378 shares of the Company’s Class A common stock.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and staying home from work. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.

The COVID-19 pandemic initially caused us to experience several adverse impacts, including extended sales cycles to close new orders for our products because many of our customers were required to completely or partially shut down facilities, delays in shipping and installing orders due to closed facilities and travel limitations and delays in collecting accounts receivable.

As the pandemic shutdown orders began to be relaxed and some segments of our prospective customer set began to formulate and execute their reopening plans, we began to see increased demand for touchless security screening processes of the kind enabled by our products. We also experienced new demand for rapid body temperature screening as part of the pandemic security screening process. In response to customer requests, we brought to market the Evolv Thermal Imaging Package™ for Evolv Express®™, a new add-on product developed in approximately 90 days during the pandemic lockdown. While ongoing demand for this product is uncertain, we believe our ability to integrate thermal screening into our product in a compressed time frame is an indicator of our innovation capabilities and of the potential for new future add-on products based on additional sensors and data types.

The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, continue to present material uncertainty and risk with respect to our performance and financial results. In particular, venues and facilities across an array of vertical markets are temporarily reducing capital expenditure budgets globally as they seek to preserve liquidity to ensure the longevity of their own operations, which in turn may lead to reductions in purchases of our security screening products. Further, office closures may prevent organizations from reaching typical utilizations of our security screening products, resulting in reductions in purchases of add-on products and expansion units. Additionally, the COVID-19 pandemic may contribute to facility closures at our third-party contract manufacturer and key suppliers, causing delays and disruptions in product manufacturing, which could affect our ability to ship products purchased by our customers in a timely manner. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.

In the short-term, we have taken, and will continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. While we are experiencing supply chain challenges, we do see this being overcome in the near future. In the long-term, we believe that the COVID-19 pandemic will encourage organizations to reassess their security screening processes and may continue to accelerate their adoption of solutions such as touchless security screening, which could create additional demand for our products.

Additional information regarding COVID-19 risks appears in the “Risk Factors” section of the proxy statement/prospectus filed with the SEC on June 9, 2021.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

Adoption of our Security Screening Products

We believe the world will continue to focus on the safety and security of people in the places where they gather. Many of these locations are moving toward a more frictionless security screening experience. We are well-positioned to take advantage of this opportunity due to our proprietary technologies and global distribution capabilities. Our products are designed to empower venues and facilities to realize the full benefits of touchless security screening, including a rapid visitor throughput and minimal security staff to screened visitor physical contact. We expect that our results of operations, including revenue, will fluctuate for the foreseeable future as venues and facilities continue to shift away from conventional security screening processes towards touchless security screening. The degree to which potential and current customers recognize these benefits and invest in our products will affect our financial results.

Pricing, Product Cost and Margins

To date, most of our revenue has been generated by sales of subscriptions which represented 34% and 76% in the three months ended June 30, 2021 and 2020, respectively, and 33% and 74% in the six months ended June 30, 2021 and 2020, respectively. The remaining revenue was generated from product sales and service for our products. Going forward, we expect to sell our products in a variety of vertical industry markets and geographic regions. Pricing may vary by region due to market-specific dynamics. As a result, our financial performance depends, in part, on the mix of sales/bookings/business in different markets during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliably introduce cost-effective touchless security screening products for our customers.

Continued Investment and Innovation

We believe that we are a leader in touchless security screening products, offering transformative technologies that enable higher throughput, a more frictionless visitor experience, and substantial cost savings through our product innovations. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the security screening industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance existing products and generate customer demand for our products. We believe that investment in our security screening products will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.

Components of Results of Operations

Revenue

We derive revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. Our arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

We derive revenue from the sale of our Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when we have transferred title and risk of loss and have a present right to payment for the equipment, which is generally upon delivery as our normal terms of sale are freight on board destination. Products are predominately sold with distinct services which are described in the services section below.

Subscription Revenue

In addition to selling our products directly to customers, we also lease our Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay either a quarterly or annual fixed payment for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As our leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

We provide installation, training and maintenance services for our products. Revenue for installation and training are recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes and when-and-if available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

Cost of Revenue

We recognize cost of revenues in the same manner that the related revenue is recognized.

Cost of Product Revenue

Cost of product revenue consists primarily of costs paid to third party manufacturers, labor costs, and shipping costs.

Cost of Subscription Revenue

Cost of subscription revenue consists primarily of labor costs, shipping costs, and depreciation related to leased units.

Cost of Services Revenue

Cost of services revenue consists primarily of labor, spare parts, shipping costs, and field service repair costs. Cost of service revenue related to maintenance consists primarily of labor, spare parts, shipping costs, field service repair costs, equipment, and supplies.

A provision for the estimated cost related to warranty is recorded to cost of revenue at the time revenue is recognized as necessary. Our estimate of costs to service the warranty obligations is based on historical experience and expectations of future conditions. As of June 30, 2021, and December 31, 2020, we recorded a warranty accrual of less than $0.1 million.

Gross Profit and Gross Margin

Our gross profit is calculated based on the difference between our revenues and cost of revenues. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:

•        Market conditions that may impact our pricing;

•        Product mix changes between established products and new products;

•        Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations; and

•        Our ability to maintain our costs on the components that go into the manufacture of our product.

We expect our gross margins to fluctuate over time, depending on the factors described above.

Research and Development

Our research and development expenses represent costs incurred to support activities that advance the development of innovative security screening technologies, new product platforms, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of salaries and bonuses, employee benefits, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs. We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in advancing our portfolio of security screening products.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount and initiate new marketing campaigns.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of starting to operate as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.

Interest Expense

Interest expense includes cash interest paid on our long-term debt as well as amortization of deferred financing fees and costs.

Loss on Extinguishment of Debt

There was a modification of the 2021 Convertible Notes due to an agreement with noteholders to receive an additional 1,000,000 shares of NHIC common stock as further consideration for the conversion of such notes consistent with the terms thereof, and interest due to each investor would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. This modification of the 2021 Convertible Notes was accounted for as an extinguishment.

Change in Fair Value of Derivative Liability

In August through September 2019 and in September 2020, the Company issued Convertible Notes to several investors (the “2020 Convertible Notes”) that provided a conversion option whereby upon the closing of a specified financing event the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 85% and 80%, respectively, of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative that was required to be bifurcated and accounted for separately from the notes. The derivative liability was initially recorded at fair value upon issuance of the notes and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized in the consolidated statements of operations and comprehensive loss. In October 2019, the specified financing event was consummated, as such the 2020 Convertible Notes issued August through September 2019 were converted into shares of Series B-1 Preferred Stock and the derivative liability was extinguished. The derivative liability related to the 2020 Convertible Notes convertible note is outstanding as of June 30, 2021 and is included as a derivative liability in the consolidated balance sheet.

Between January 21, 2021 and February 4, 2021, the Company entered into a Convertible Note Purchase Agreement (the “2021 Convertible Notes”) with various investors for gross proceeds of $30.0 million with a stated interest rate of 8.0% per annum. The 2021 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds totaled at least $100.0 million, the 2021 Convertible Notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. The proceeds from the 2021 Convertible Notes were allocated between the derivative liability and included in long-term liabilities on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the Convertible Notes using the effective interest method.

On June 21, 2021, the Company modified the 2021 Convertible Notes to grant the holders an additional 1,000,000 shares of NHIC common stock as further consideration upon the automatic conversion of the notes upon closing of the Business Combination. The modification of the 2021 Convertible Notes resulted in the recognition of a derivative liability for the fair value of the 1,000,000 NHIC shares as of June 21, 2021 as well as a bifurcated embedded derivative for conversion feature into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors.

Change in Fair Value of Common Stock Warrant Liability

Historically, Evolv has issued warrants to purchase our shares of common stock, in which the warrants have been classified as a liability on its consolidated balance sheet. Warrants classified as a liability are initially recorded at fair value on the issuance date and subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense) in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised or expire or qualify for equity classification.

Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. There is no provision for income taxes for the three months ended June 30, 2021, and 2020, and for the six months ended June 30, 2021, and 2020 because Evolv has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the three months ended June 30, 2021 and 2020, (in thousands):

	Three Months Ended June 30,
	2021	2020	Change
Revenue:
Product revenue	$2,452	$17	$2,435
Subscription revenue	1,513	490	1,023
Service revenue	515	142	373
Total revenue	4,480	649	3,831
Cost of revenues:
Cost of product revenue	2,075	37	2,038
Cost of subscription revenue	861	364	497
Cost of service revenue	413	85	328
Total cost of revenue	3,349	486	2,863
Gross profit	1,131	163	968
Operating expenses:
Research and development	1,077	2,947	(1,870)
Sales and marketing	5,090	1,371	3,719
General and administrative	1,280	869	411
Total operating expenses	7,447	5,187	2,260
Loss from operations	(6,316)	(5,024)	(1,292)
Other expense:
Interest expense	3,255	80	3,175
Loss on extinguishment of debt	11,820	-	11,820
Change in fair value of derivative liability	795	-	795
Change in fair value of common stock warrant liability	185	-	185
Total other expense	16,055	80	15,975
Net loss and comprehensive loss	$(22,371)	$(5,104)	$(17,267)

Revenue, Cost of Revenue and Gross Profit

Product

Product revenue was $2.5 million for the three months ended June 30, 2021, compared to less than $0.1 million for the three months ended June 30, 2020. Cost of product revenue was $2.1 million for the three months ended June 31, 2021, compared to less than $0.1 million for the three months ended June 30, 2020. The increase of $2.4 million in revenue and increase of $2.0 million in cost of revenue for the three months ended June 30, 2021 compared to 2020 was primarily due to increases in direct product sales of Evolv Express and Evolv Edge. Gross profit increased by $0.4 million for three months ended June 30, 2021 compared to 2020, or 1,985%, and gross profit margin increased by 33 percentage points.

The increase in gross profit is primarily driven by our increased product sales and our continued efforts to streamline the manufacturing process and reduce costs by introducing standardized parts into our product. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the marketplace with increased sales, we expect higher discounts from suppliers.

Subscription

Subscription revenue was $1.5 million for the three months ended June 30, 2021, compared to $0.5 million for the three months ended June 30, 2020. Cost of subscription revenue was $0.9 million for the three months ended June 30, 2021, compared to $0.4 million for the three months ended June 30, 2020. The increase of $1.0 million in revenue and increase of $0.5 million in cost of revenue for three months ended June 30, 2021 compared to 2020 was primarily due to a larger install base of Evolv Express units during the period. Gross profit increased by $0.5 million, or 418%, and gross profit margin increased by 17 percentage points. The increase in gross profit was primarily driven by our increase in subscription revenue, while our gross profit margin increase is due to our continued efforts to streamline the manufacturing process. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the marketplace with increased sales, we expect higher discounts from suppliers.

Services

Service revenue was $0.5 million for the three months ended June 30, 2021, compared to $0.1 million for the three months ended June 30, 2020. Cost of service revenue was $0.4 million for the three months ended June 30, 2021, compared to $0.1 million for the three months ended June 30, 2020. The increase of $0.4 million in service revenue for three months ended June 30, 2021 was primarily due to increased installation and training related to the Evolv Express product. Gross profit increased by less than $0.1 million, or 79%, and gross profit margin decreased by 20 percentage points. The increase in gross profit is due to an increase in installations and training services from an increase in units sold or leased. The decrease in profit margin is due to higher field service costs, driven primarily by higher wages.

Research and Development Expenses

Research and development expenses were $1.0 million for the three months ended June 30, 2021, compared to $2.9 million for the three months ended June 30, 2020. The decrease of $1.9 million was primarily due to a decrease in research and development and prototype costs of $2.3 million and a decrease in professional fees of $0.3 million, partially offset by an increase in employee related expenses of $0.7 million during the three months ended June 30, 2021 compared to 2020. The decrease in professional fees is due to a decrease in consulting fees during the three months ended June 30, 2021. The increase in employee-related expenses is due to increased wages and benefits expense due to additional headcount. There was a transition from prototype production to standard manufacturing of the Evolv Express during the three months ended June 30, 2021, which resulted in lower prototyping costs and consulting fees.

Sales and Marketing Expenses

Sales and marketing expenses were $5.1 million for the three months ended June 30, 2021, compared to $1.4 million for the three months ended June 30, 2020. The increase of $3.7 million was primarily due to an increase of $2.4 million in employee related expenses, $0.2 million in miscellaneous expense, professional fees of $0.8 million, and an increase of $0.3 million of travel expenses. The increase in employee related expenses is due to additional commissions and personnel costs resulting from additional headcount in our sales function. The increase in professional fees is related to increased consulting on ways to maximize sales and business development. The increase in miscellaneous expense is due to an increase in subscriptions. The increase in travel and expense in 2021 is due to a low amount of travel costs in 2020 due to COVID-19.

General and Administrative Expenses

General and administrative expenses were $1.3 million for the three months ended June 30, 2021, compared to $0.9 million for the three months ended June 30, 2020. The increase of $0.4 million was primarily due to an increase in employee related expenses of $0.5 million, an increase in facility expenses of $0.3 million, an increase in computer/IT expenses of $0.1 million related to new non-capex related computer hardware purchases, and an increase in miscellaneous expense of $0.1 million, partially offset by a decrease of $0.5 million in professional fees. The increase in employee related expenses is due to an increase in salaries and related costs as a result of expanding our administrative team. The increase in facilities is due to an increase in rent expense. The decrease in professional fees was due to the deferral of certain transaction costs during the three months ended June 30, 2021.

Interest Expense

Interest expense was $3.3 million for the three months ended June 30, 2021, compared to $0.1 million for the three months ended June 30, 2020. The increase of $3.2 million was primarily due to the issuance of $30.0 million of Convertible Notes during the three months ended June 30, 2021.

Loss on Extinguishment of Debt

Loss on extinguishment of debt was $11.8 million for the three months ended June 30, 2021. This was due to the modification of the 2021 Convertible Notes due to an agreement with noteholders to receive an additional 1,000,000 shares of NHIC common stock as further consideration for the conversion of such notes.

Change in Fair Value of Derivative Liability

Change in the fair value of the derivative liability was $0.8 million for the three months ended June 30, 2021. This was primarily due to an increase in the fair value of the stock given the pending Business Combination.

Change in Fair Value of Common Stock Warrant Liability

Change in the fair value of the common stock warrant liability was $0.2 million for the three months ended June 30, 2021. This is primarily due to mark to market fluctuations during this time period.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020	Change
Revenue:
Product revenue	$4,954	$73	$4,881
Subscription revenue	2,813	949	1,864
Service revenue	712	267	445
Total revenue	8,479	1,289	7,190
Cost of revenues:
Cost of product revenue	4,304	198	4,106
Cost of subscription revenue	1,456	702	754
Cost of service revenue	540	207	333
Total cost of revenue	6,300	1,107	5,193
Gross profit	2,179	182	1,997
Operating expenses:
Research and development	4,689	6,541	(1,852)
Sales and marketing	8,774	3,553	5,221
General and administrative	4,179	1,499	2,680
Total operating expenses	17,642	11,593	6,049
Loss from operations	(15,463)	(11,411)	(4,052)
Other expense:
Interest expense	5,702	123	5,579
Loss on extinguishment of debt	11,820	-	11,820
Change in fair value of derivative liability	2,220	-	2,220
Change in fair value of common stock warrant liability	921	-	921
Total other expense	20,663	123	20,540
Net loss and comprehensive loss	$(36,126)	$(11,534)	$(24,592)

Revenue, Cost of Revenue and Gross Profit

Product

Product revenue was $5.0 million for the six months ended June 30, 2021, compared to $0.1 million for the six months ended June 30, 2020. Cost of product revenue was $4.3 million for the six months ended June 30, 2021, compared to $0.2 million for the six months ended June 30, 2020. The increase of $4.9 million in revenue and increase of $4.1 million in cost of revenue for the six months ended June 30, 2021 compared to 2020 was primarily due to increases in direct product sales of Evolv Edge and Express Units. Gross profit increased by $0.8 million for six months ended June 2021, compared to 2020, or 620%, and gross profit margin increased by 184 percentage points.

The increase in gross profit is primarily driven by our increased product sales and our continued efforts to streamline the manufacturing process and reduce costs by introducing standardized parts into our product. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the market place with increased sales, we expect higher discounts from suppliers.

Subscription

Subscription revenue was $2.8 million for the six months ended June 30, 2021, compared to $0.9 million for the six months ended June 30, 2020. Cost of subscription revenue was $1.5 million for the six months ended June 30, 2021, compared to $0.7 million for the six months ended June 30, 2020. The increase of $1.9 million in revenue and increase of $0.8 million in cost of revenue for six months ended June 30, 2021 compared to 2020 was primarily due to a larger install base of Evolv Express units during the period. Gross profit increased by $1.1 million, or 449%, and gross profit margin increased by 22 percentage points for six months ended June 30, 2021 compared to 2020. The increase in gross profit was primarily driven by our increase in subscription revenue, while our gross profit margin increase is due to our continued efforts to streamline the manufacturing process. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the market place with increased sales, we expect higher discounts from suppliers.

Service

Service revenue was $0.7 million for the six months ended June 30, 2021, compared to $0.3 million for the six months ended June 30, 2020. Cost of service revenue was $0.5 million for the six months ended June 30, 2021, compared to $0.2 million for the six months ended June 30, 2020. The increase of $0.4 million in revenue and increase of $0.3 million for the six months ended June 30, 2021 compared to 2020 was primarily due to increased installation and training related to the Evolv Express product. Gross profit increased by $0.1 million, or 187%, and gross profit margin increased by 2 percentage points for six months ended June 30, 2021 compared to June 30, 2020. The increase in gross profit is primarily driven by standardization of the installation and training process, which results in overall lower costs.

Research and Development Expenses

Research and development expenses were $4.7 million for the six months ended June 30, 2021, compared to $6.5 million for the six months ended June 30, 2020. The decrease of $1.8 million was primarily due to a decrease in professional fees of $1.1 million and a decrease in research and development and prototype cost of $1.6 million, partially offset by an increase in employee related expenses of $0.9 million during six months ended June 30, 2021 compared to 2020. The decrease in professional fees is due to a decrease in consulting fees related to research and development efforts for prototype units. The decrease in research and development prototype cost is due to us beginning to officially manufacture Express units in the six months ended June 30, 2021. The increase in employee-related expenses is due to increased wages and benefits expense due to additional headcount.

Sales and Marketing Expenses

Sales and marketing expenses were $8.8 million for the six months ended June 30, 2021, compared to $3.6 million for the six months ended June 30, 2020. The increase of $5.2 million was primarily due to an increase of $0.3 million in miscellaneous expense, an increase of $3.6 million in employee related expenses, an increase in professional fees of $1.0 million, an increase of $0.1 million in computer/IT expenses related to new non-capex related computer hardware purchases, and an increase of $0.2 million of travel and entertainment related to increased travel costs for sales personnel meetings and events. The increase in miscellaneous expense is due to an increase in subscriptions. The increase in employee related expenses is due to additional commissions and personnel costs resulting from 13 new hires in our sales function. The increase in professional fees is related to increased consulting on ways to maximize sales and business development.

General and Administrative Expenses

General and administrative expenses were $4.2 million for the six months ended June 30, 2021, compared to $1.5 million for the six months ended June 30, 2020. The increase of $2.7 million was primarily due to increase in of $0.7 million in employee related expenses, an increase of $0.4 in facility expense, an increase of $1.4 million in professional fees, and $0.2 million computer and IT expenses related to new non-capex related computer hardware purchases. The increase in employee related expenses is due to an increase of salaries and related costs as a result of expanding our administrative team. The increase in professional fees is due to legal expenses as a result of the pending Business Combination. The increase in facility expense is due to increased rent expense.

Interest Expense

Interest expense was $5.7 million for the six months ended June 30, 2021, compared to $0.1 million for the six months ended June 30, 2020. The increase of $5.6 million was primarily due to the issuance of $30.0 million of convertible notes during the six months ended June 30, 2021.

Loss on Extinguishment of Debt

Loss on extinguishment of debt was $11.8 million for the six months ended June 30, 2021. This was due to the modification of the 2021 Convertible Notes due to an agreement with noteholders to receive an additional 1,000,000 shares of NHIC common stock as further consideration for the conversion of such notes.

Change in Fair Value of Derivative Liability

Change in the fair value of the derivative liability was $2.2 million for the six months ended June 30, 2021. This was primarily due to an increase in the fair value of the company stock price given the pending Business Combination.

Change in Fair Value of Common Stock Warrant Liability

Change in the fair value of the common stock warrant liability was $0.9 million for the six months ended June 30, 2021. This is primarily due to mark to market fluctuations during this time period.

Income Taxes

There is no provision for income taxes for the six months ended June 30, 2021 and 2020 because Evolv has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets. We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess all positive and negative evidence, including our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in any given tax jurisdiction, a reversal of all or some related portion of our existing valuation allowances may occur.

Liquidity and Capital Resources

We have incurred a net loss since our inception. We incurred net losses of $22.4 million and $5.1 million for the three months ended June 30, 2021 and 2020, respectively, and $36.1 million and $11.5 million for the six months ended June 30, 2021 and 2020, respectively. We incurred cash outflows from operating activities of $17.0 million and $13.1 million during the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, we had $10.0 million in cash and cash equivalents. As an early-stage company, we have primarily obtained cash to fund our operations through preferred stock offerings and debt instruments. In July 2021, the Company received gross proceeds of $300.0 million from its PIPE Investment described above. We expect the PIPE Investment will be sufficient to fund our operating expenses and capital expenditure requirements for the next 12 months from the date of issuance of the interim financial statements.

Since inception, we have received cumulative net proceeds from the sale of our preferred and common stock of $76.5 million to fund our operations. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents and a $10.0 million line of credit with JPMorgan Chase Bank, N.A. (“JPM”), of which $5.6 million was unused and available to be accessed until the maturity date in December 2022.

In December 2020, we entered into the Credit Agreement, which extinguished all previous debt. Under the terms of the Credit Agreement, we received proceeds of $10.0 million (“JPM Term Loan”) with a maturity date in December 2024, and provides us with a revolving line of credit up to $10.0 million with a maturity date in December 2022. We entered into this loan to fund our operations. Interest on the JPM Term Loan is calculated as the greater of (A) Wall Street Journal Prime rate plus 2.25% and (B) 5.5%. Interest on the revolving line of credit is calculated as the greater of (A) Wall Street Journal Prime rate plus 1.25% and (B) 4.5%. In connection with this loan, we are also subject to periodic reporting requirements, and the lender has a first priority lien on all assets.

In September and December of 2020, we issued a total of $4.0 million of convertible notes. These convertible notes mature on September 25, 2023, however they convert to preferred shares upon a qualified financing. Upon a change in control event or default, the lender is entitled to receive the outstanding principal and any accrued but unpaid interest.

In January and February 2021, we issued a total of $30.0 million of convertible notes with a maturity date of September 2021 however they convert to preferred shares upon the closing of the Business Combination. Upon a change in control event or default, the lender is entitled to receive the outstanding principal and any accrued but unpaid interest.

In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “PIPE Investment”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and NHIC has agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million. The obligations to consummate the transactions contemplated by the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. In July 2021, we closed the PIPE Investment.

As of April 2, 2021, the original issuance date of the consolidated financial statements for the year ended December 31, 2020, the Company had concluded that there was substantial doubt about its ability to continue as a going concern. In order to improve the Company's liquidity and fund future growth, Management developed the plan to raise additional financing through the closure of the Merger with NHIC and receive the $300 million PIPE investment. In July 2021, the Company received gross proceeds of $300.0 million from its PIPE Investment described above, which has alleviated the substantial doubt about the Company’s ability to continue as a going concern. As of August 16, 2021, the date on which the interim consolidated financial statements for the period ended June 30, 2021 were issued, we expect that our existing cash and cash equivalents, including the $300.0 million of gross proceeds we received on July 16, 2021 from our PIPE Investment, will be sufficient to fund our operating expenses and capital expenditure requirements for the next 12 months from the date of issuance of the interim financial statements.

Cash Flows

Since inception, we have primarily used proceeds from issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the periods presented:

	Six Months Ended
	June 30,
	2021	2020
Net cash used in operating activities	$(16,954)	$(13,109)
Net cash used in investing activities	(9,292)	(2,106)
Net cash provided by financing activities	32,180	6,057
Net increase (decrease) in cash and cash equivalents and restricted cash	$5,934	$(9,158)

Operating Activities

During the six months ended June 30, 2021, operating activities used $17.0 million primarily resulting from a net loss of $36.1 million and $3.9 million of cash used by changes in operating assets and liabilities, partially offset by non-cash adjustments of $23.0 million. The non-cash adjustments consisted primarily of $2.2 million of change in fair value of derivative liability, $1.6 million in stock-based compensation expense, $5.5 million in noncash interest expense, $1.1 million in depreciation and amortization, $0.9 million of change in fair value of common stock warrant liability, and $11.8 million on loss on extinguishment of debt. The changes in operating assets and liabilities consisted primarily of cash used by an increase of $7.5 million in prepaid expenses and other current assets, an increase of $0.7 million in commission assets, an increase of $1.3 million in accounts receivable, an increase of $1.2 million in inventory, an increase of $0.3 million in deferred revenue, and an increase of $0.2 million in deferred rent, partially offset by an increase of $1.4 million in accrued expenses and other current liabilities and an increase of $5.4 million in accounts payable.

The changes in commission assets and deferred revenue were primarily due to a shift towards a subscription-based model. The increase in accounts receivable is primarily due to the timing of payments from customers. The increase in accrued expenses and other current liabilities and accounts payable is primarily due to an increase in sales and marketing and general and administrative expenses due to the growth in our business and anticipation of the Business Combination, as well as the timing of vendor invoicing and payments. The increase in prepaid expenses and other current assets is primarily due to prepaid subscriptions and insurance. The increase in inventory is primarily due to lower shipments to customers for Edge units, as well as an increase due to Express units now being held in inventory, in the first two quarters of 2021 compared to the fourth quarter of 2020. The increase in deferred rent is primarily due to the new office space lease entered into.

During the six months ended June 30, 2020, cash used from operating activities was $13.1 million, primarily resulting from a net loss of $11.5 million and $2.1 million of cash used by changes in operating assets and liabilities, partially offset by non-cash adjustments of $0.5 million. The non-cash adjustments consisted primarily of $0.1 million in stock-based compensation and depreciation and amortization of $0.4 million. The changes in operating assets and liabilities consisted primarily of cash used by an increase of $0.1 million in accounts receivable, an increase of $0.9 million in inventory, a decrease of $0.7 million in accounts payable, and a decrease of $0.3 million in accrued expenses and other current liabilities.

The increase in accounts receivable is primarily due to the timing of payments from customers. The increase in accounts payable and accrued expenses is primarily due to increase in research and development and general and administrative expenses due to the growth in our business as well as the timing of vendor invoicing and payments. The increase in inventory is primarily due to lower shipments to customers in the first quarter of the year compared to the fourth quarter of the year.

Investing Activities

During the six months ended June 30, 2021 and 2020, investing activities used $9.3 million and $2.1 million, respectively for the purchases of property and equipment.

Financing Activities

During the six months ended June 30, 2021, cash provided by financing activities was $32.2 million primarily consisting of $31.9 million from the issuance of long-term debt, net of issuance costs, and $0.7 million from the exercise of stock options, partially offset by $0.4 million in net cash outflows for the repayment of our finance obligations.

During the six months ended June 30, 2020, cash provided by financing activities was $6.1 million primarily consisting of $3.0 million from the issuance of Series B-1 convertible preferred stock, net of issuance costs, $3.2 million from the issuance of long-term debt, net of issuance costs, and $0.1 million from the exercise of stock options, partially offset by $0.2 million in net cash outflows for the repayment of financing obligations.

Recent Accounting Pronouncements

Refer to Note 2 of our condensed consolidated financial statements in Exhibit 99.1 of this Form 8-K/A.

Internal Control Over Financial Reporting

In the course of preparing the financial statements were included in the Proxy Statement/Prospectus which included 2020 annual financial statements, management determined that we have material weaknesses in our internal control over financial reporting. These material weaknesses primarily pertain to maintaining effective segregation of duties, timely reconciliation, analysis of certain complex, non routine transactions, maintaining effective controls over information technology general controls for systems that are relevant to the preparing of financial statements and the ability to produce financial statements on a public company timeline. We have concluded that these material weaknesses in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of June 30, 2021 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities. For additional information on our variable rate debt, refer to the notes to our consolidated financial statements in Exhibit 99.1 to this Form 8-K/A.

Interest Rate Risk

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. At June 30, 2021, we had $32.8 million in variable rate debt outstanding. A hypothetical 10% change in interest rates would have an immaterial impact on annualized interest expense.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included within exhibit 99.3 of this form 8-K/A, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, we apply the following five steps when recording revenue: (1) identify the contract, or contracts, with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, performance obligations are satisfied.

We derive revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. Our arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

We derive revenue from the sale of our Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when we have transferred title and risk of loss and have a present right to payment for the equipment, which is generally upon delivery as our normal terms of sale are freight on board destination. Products are predominately sold with distinct services, which are described in the services section below.

Subscription Revenue

In addition to selling products directly to customers, we also lease Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay quarterly or annual fixed payments for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are generally classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As our leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

We provide installation, training, and maintenance services for our products. Revenue for installation and training are recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes, and when-and-if-available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

Revenue from Distributors

A portion of our revenue is generated by sales in conjunction with our distributors. When we transact with a distributor, our contractual arrangement is with the distributor and not with the end-use customer. In these transactions, the distributor is considered the customer; we have discretion over the pricing to the distributor and maintain overall control of the inventory and sales process to the distributor. Revenue is recognized upon delivery to the distributors. Right of return does not generally exist. Whether we transact with a distributor and receive the order from a distributor or directly from an end-use customer, our revenue recognition policy and resulting pattern of revenue recognition is the same (upon delivery).

Transaction Price

The transaction price is the amount of consideration that we expect to be entitled for providing goods and services under a contract. It includes not only fixed consideration, such as the stated amount in a contract, but also several other types of variable consideration or adjustments (generally discounts or incentives which are included as a part of the standalone selling price (“SSP”) estimation process). We provide discounts to customers which reduces the transaction price. From time-to-time, we may offer customers the option to purchase additional goods and services at a fixed price. In these limited circumstances, we assess whether these offers constitute a material right, and if so, we would account for the material right as a separate performance obligation. Other types of variable consideration are not considered significant. We do not normally provide for rights of returns to customers on product sales and, therefore, does not record a provision for returns.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct product or service to a customer that is both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available, and is distinct in the context of the contract, whereby the transfer of the product or service is separately identifiable from other promises in the contract.

For both Edge and Express units, equipment is sold or leased with embedded software which is considered a single performance obligation. Maintenance, which includes future updates, security threat updates, and minor bug fixes on a when-and-if available basis, is considered a single performance obligation. As a part of reported subscription sales, certain non-lease components, such as maintenance, are included within the subscription revenue amount. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are accounted for as separate performance obligations. Installation and training are considered separate performance obligations and are included within services revenue. Any add-on accessories are also considered separate performance obligations.

Multiple Performance Obligations within an Arrangement

Our contracts may include multiple performance obligations when customers purchase a combination of products and services. When our customer arrangements have multiple performance obligations that contain a lease for Express or Edge equipment for the customer’s use at its site as well as distinct services that are delivered simultaneously, we allocate the arrangement consideration between the lease deliverables and non-lease deliverables based on the relative estimated SSP of each distinct performance obligation. For multiple performance obligation arrangements that do not contain a lease, we allocate the contract’s transaction price to each performance obligation on a relative SSP basis. We determine SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, we estimate the SSP taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligation.

Stock-Based Compensation

We measure stock-based option awards granted to employees, consultants and directors based on their fair value on the date of grant using the Black-Scholes option-pricing model. Compensation expense for those awards is recognized, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which uses the following inputs: (i) the fair value per share of the common stock issuable upon exercise of the option, (ii) the expected term of the option, (iii) expected volatility of the price of the common stock, (iv) the risk-free interest rate, and (v) the expected dividend yield. We value our common stock taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. The exercise price of the option cannot be less than the fair market value of a share of common stock on the date of grant. The expected term of the stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. We have historically been a private company and lack company-specific historical and implied volatility information for its stock. Therefore, we estimate our expected stock price volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as it has adequate historical data regarding the volatility of our own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends on common stock and do not expect to pay any cash dividends in the foreseeable future.

Determination of Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method, or OPM. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $3.28 per share as of June 30, 2021 and $0.16 per share as of December 31, 2020, respectively. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development of our products;

•	our stage of development and commercialization and our business strategy;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our common stock and our preferred stock; and

•	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Valuation of Common Stock Warrant Liability

We classify certain warrants to purchase shares of our common stock as liabilities on our balance sheets as these warrants are free-standing financial instruments that may require the Company to adjust the exercise price and number of shares that is not consistent with a fixed-for-fixed option pricing model. The warrant liability associated with each of these warrants was initially recorded at fair value on the issuance date of each warrant and is subsequently remeasured to fair value at each balance sheet date. Changes in fair value of the warrants are recognized as a component of other income (expense) in our statements of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the warrants are exercised, expire or qualify for equity classification.

We utilize the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the warrant liability. Key estimates and assumptions impacting the fair value measurement include (i) the fair value per share of the underlying shares of applicable series of stock issuable upon exercise of the Warrants, (ii) the remaining contractual term of the Warrants, (iii) the risk-free interest rate, (iv) the expected dividend yield and (v) expected volatility of the price of the underlying applicable common stock. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. We estimate the fair value per share of the underlying stock based in part on the results of third-party valuations and additional factors deemed relevant. We have historically been a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we estimate expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants.

Valuation of Embedded Derivative Liability

In March 2021, Evolv entered into Convertible Note Purchase Agreement (“2021 Convertible Notes”) and in September and December 2020, Evolv entered into Convertible Notes Purchase Agreement (“2020 Convertible Notes”) which provided a conversion option whereby upon the closing of a specified financing event the Convertible Notes would automatically convert into shares of the same class and series of capital stock of Evolv issued to other investors in the financing at a conversion price equal to 80% of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative required to be bifurcated and accounted for separately from the 2021 Convertible Notes and 2020 Convertible Notes. The fair value of the derivative liability was determined based on inputs not observable in the market.

In June 2021, the 2021 convertible noteholders were granted an additional 1,000,000 shares of NHIC common stock as further consideration for the automatic conversion of such notes upon closing of the Business Combination. This modification resulted in an extinguishment, and recognition of a derivative liability, which represents both the value of the 1,000,000 NHIC shares as of June 2021 as well as a bifurcated embedded derivative for conversion into shares of common stock. This derivative was marked to market at the end of the quarter.

Valuation of Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is computed using the first-in, first-out method. We regularly review inventory quantities on-hand for excess and obsolete inventory and, when circumstances indicate, record charges to write down inventories to their estimated net realizable value, after evaluating historical sales, future demand, market conditions and expected product life cycles. Such charges are classified as cost of product revenue in the statements of operations and comprehensive loss. Any write-down of inventory to net realizable value creates a new cost basis.

Leases

At the inception of each operating lease, we determine a residual value for the leased equipment based on our estimate of the future value of the equipment at the end of the lease term. All of our leases are currently in their initial lease term with our existing customers and we have not yet had any renewals of such leases with our current customers or leases of used equipment to new customers. We will continue to evaluate our estimates of the residual value of our leased equipment considering future lease extensions of such equipment with existing customers at the end of their lease terms as well as used equipment leased to new customers. The Company’s subscription contracts are classified as operating leases because title does not transfer, there are no bargain purchase options, the present value of the lease payments does not exceed 90% of the asset’s fair market value, and the lease term does not exceed 75% of the asset’s economic life. The Company has not had a contract renewal point and will reassess the classification of any such leases upon renewal. We evaluate leased equipment for obsolescence and impairment whenever circumstances indicate that the carrying value of such equipment is not recoverable by considering any (1) reduced demand in the markets in which we operate, (2) technological obsolescence due to developments of new products and improvements, or (3) changes in economic or other events and conditions that impact the market price for our products. Based on our evaluations at June 30, 2021 and December 31, 2020, we did not recognize a reserve for obsolescence for leased equipment.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.